Exhibit 99.1

N e w s R e l e a s e QUICKSILVER RESOURCES INC. 801 Cherry Street Fort Worth, TX 76102 www.qrinc.com

Quicksilver Resources Announces 2011 Capital Budget of $455 Million

Average Daily Production Expected to Grow More Than 20%

FORT WORTH, TEXAS (December 2, 2010) – Quicksilver Resources Inc. (NYSE: KWK) announced today that its board of directors has unanimously approved a $455 million capital budget for 2011, which includes approximately $280 million for drilling and completion activities, $85 million for gathering and processing facilities, approximately $50 million for leasehold and approximately $40 million for other property and equipment.  On a geographic basis, approximately $320 million is anticipated to be spent in Texas, $110 million in Canada and $25 million combined in other areas in the United States.

“Quicksilver’s 2011 capital program is anticipated to result in an increase of more than 20% in our average daily production volumes and will fund the ongoing evaluation of our high-potential exploratory acreage positions in the Horn River and Greater Green River basins,” said Glenn Darden, Quicksilver president and chief executive officer.  “Our attractive hedge position covers approximately 50% of our anticipated 2011 production with weighted-average floor prices of $6.06 per thousand cubic feet of natural gas and $38.33 per barrel of natural gas liquids to underpin a substantial portion of our capital program.”

In the Fort Worth Basin, the company expects to operate two rigs throughout the year resulting in the drilling and completion of approximately 40 gross (33 net) wells.  The company also anticipates completing approximately 45 gross (43 net) additional wells from its inventory of drilled but uncompleted wells in the Fort Worth Basin.

Total capital expenditures include approximately $40 million for exploratory drilling and completion, and approximately $80 million for infrastructure and leasehold associated with the company’s extensive leasehold in the Horn River Basin of British Columbia and the Greater Green River Basin in northern Colorado.

Production volumes for 2011 are projected to average in the range of 425 million to 435 million cubic feet of natural gas equivalents per day, up more than 20% from the projected 2010 average.  Average daily production volumes for 2011 are expected to consist of approximately 80% natural gas and 20% natural gas liquids and crude oil.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil exploration and production company engaged in the development and acquisition of long-lived, unconventional natural gas reserves, including shales, coalbed methane, and tight sands gas in North America.  The company has U.S. offices in Fort Worth, Texas; Glen Rose, Texas and Cut Bank, Montana.  Quicksilver’s Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta.  For more information about Quicksilver Resources, visit www.qrinc.com.

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Forward-Looking Statements
The statements in this news release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although these statements reflect the current views, assumptions and expectations of Quicksilver Resources’ management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated.  Factors that could result in such differences or otherwise materially affect Quicksilver Resources’ financial condition, results of operations and cash flows include:  changes in general economic conditions; fluctuations in natural gas, natural gas liquids and crude oil prices; failure or delays in achieving expected production from exploration and development projects; uncertainties inherent in estimates of natural gas, natural gas liquids and crude oil reserves and predicting natural gas, natural gas liquids and crude oil reservoir performance; effects of hedging natural gas, natural gas liquids and crude oil prices; fluctuations in the value of certain of our assets and liabilities; competitive conditions in our industry; actions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters, customers and counterparties; changes in the availability and cost of capital; delays in obtaining oilfield equipment and increases in drilling and other service costs; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations, including environmental and climate change requirements; the effects of existing or future litigation; failure to receive a proposal for a transaction to pursue strategic alternatives for us or that any transaction will be approved or consummated; costs and expenses associated with our consideration of potential strategic alternatives, including without limitation, any related litigation expense; as well as, other factors disclosed in Quicksilver Resources’ filings with the Securities and Exchange Commission.  The forward-looking statements included in this news release are made only as of the date of this news release, and we undertake no obligation to update any of these forward-looking statements to reflect subsequent events or circumstances except to the extent required by applicable law.

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Media Contact:
Tom Johnson
Chuck Dohrenwend
The Abernathy MacGregor Group
(212) 371-5999

Investor Contact:
Rick Buterbaugh
(817) 665-4835

KWK 10-19

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